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DATE:       October 14, 1997

CONTACT:    Louis L. Massaro, Chief Financial Officer, 716-777-7940
	           Kirsten J. Sullivan, 716-777-6179 (investors)
	           Randal A. Simonetti, 716-777-5886 (media)

SUMMARY:    NEW FRONTIER CEO ANNOUNCES BOLD RESTRUCTURING
       	    TO FOCUS ON CORE BUSINESS
	           Frontier plans to divest product lines and businesses; Expects third quarter EPS to be approximately 24 cents; Takes a one-time charge of $55 million in fourth quarter;
       	    Lays off more than 700 people and makes senior management
	           changes

Rochester, New York -- October 14, 1997 -- Joseph P. Clayton, who was appointed President and Chief Executive Officer of Frontier Corporation (NYSE:FRO) on August 20, 1997, today announced immediate actions the company is taking to significantly improve its financial and operating performance.

Divesting non-core businesses and products
------------------------------------------
Clayton announced the company's intention to divest product lines and businesses which are not critical to its long-term growth. He cited the prepaid calling card division as one example of a non-strategic, retail-driven business the company plans to exit. Frontier is also phasing out all low-margin, price-driven consumer long distance segments, such as its Budget Call product.

"Product lines that distract from our core business and inefficiently utilize our resources can no longer be part of our business portfolio," Clayton explained.

Third Quarter Expectations
--------------------------
The company said that it expects third quarter 1997 earnings per share (EPS) to be approximately 24 cents which is below analysts' expectations. This is primarily due to the adverse impact of costs associated with its prepaid calling card business and an increase in network costs associated with a higher proportion of international business. Actual earnings are expected to be released on October 21.

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"We continue to see modest top-line revenue growth in long distance and solid results from local services. However, long distance expenses have not improved," noted Clayton. "We are taking immediate and decisive actions to take costs out of the business and strengthen the profitability of this company."

Lowering Cost Structure
-----------------------
As part of the restructuring announced today, Frontier will take a one-time charge in the fourth quarter of $55 million or 33 cents per share. This charge is primarily associated with a force reduction, program cancellations, the exiting of certain product lines and miscellaneous asset impairments. Approximately eight percent of the employee base, or more than 700 positions, are being eliminated.

"Any decision that results in reductions in personnel is painful. In this case, it is imperative that we eliminate redundancy and improve our basic cost structure," said Clayton.

These cost-reducing actions are expected to be partially offset in the near-term by investments in sales and customer service; an acceleration of competitive local service expansion; and increased product development efforts.

Senior Management Changes
-------------------------
Clayton has made several changes at the senior level of the company to integrate operations and streamline sales and marketing.

David R. Carey has joined Frontier as Senior Vice President of Marketing after a long tenure at AT&T and Louisville Gas & Electric. In an expanded role, Jeremiah T. Carr was named President of Frontier Operations, which combines local and long distance and includes all Frontier operations. Fifteen-year Frontier veteran Donna L. Reeves was promoted to President of Frontier Sales.

Continuing in their existing positions are: Louis L. Massaro, Chief Financial Officer; Robert L. Barrett, President of Frontier Technology; and Gregory M. Jones, Vice President of Frontier Strategic Planning. Dale M. Gregory, former senior vice president of corporate development, has retired. Kevin J. Bennis, former president of Frontier Communications, will pursue other interests.

"Over the past 100 days I have formulated a plan to jump-start the momentum this company has built up over the last 100 years," Clayton remarked. "Today, we begin fast and focused implementation of that plan, which calls for a new Frontier spirit that embodies a market-driven, customer-focused, highly profitable telecommunications company."

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The statements made in this press release, other than historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements.
We believe that our primary risk factors include, but are not limited to: changes in the overall economy; technology; the number and size of competitors in our markets; law and regulatory policy; and the mix of products and services offered in our target markets. Additional information concerning these and other potential important factors can be found within our SEC Filings. You should evaluate any statements in light of these important factors.

Frontier Corporation is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. Frontier is a Standard & Poor's 500 company with annualized revenue approaching $2.5 billion. With sales locations nationwide and nearly 8,000 employees, Frontier is the fifth largest long distance company in the United States.

You can receive a faxed copy of any Frontier Corporation press release dating back to October 1996, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.